Exhibit 1.2
PRICING AGREEMENT

Barclays Capital Inc.
RBS Securities Inc.
UBS Securities LLC

As Representatives of the several
Underwriters named in Schedule I hereto

August 24, 2010

Ladies and Gentlemen:

Aetna Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated as of August 24, 2010 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the debt securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the address of the Representatives referred to in such Section 15 are set forth at the end of Schedule II hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of

Agreement Among Underwriters, the form of which shall be submitted to the Company for examination upon request.

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Very truly yours, AETNA INC.

By:	/s/ Alfred P. Quirk, Jr.
	Name:	Alfred P. Quirk, Jr.
	Title:	Vice President, Finance and Treasurer

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Accepted as of the date hereof:

Barclays Capital Inc.
RBS Securities Inc.
UBS Securities LLC

On behalf of each of the
Underwriters

By:	Barclays Capital Inc.

By:	/s/ Pamela Kendall
Name:	Pamela Kendall
Title:	Director

By:	RBS Securities Inc.

By:	/s/ Tom Bausano
Name:	Tom Bausano
Title:	Managing Director

By:	UBS Securities LLC

By:	/s/ Christian Stewart
Name:	Christian Stewart
Title:	Managing Director
UBS Investment Bank

By:	/s/ Matthew Baldwin
Name:	Matthew Baldwin
Title:	Associate Director
Debt Capital Markets
UBS Securities LLC

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SCHEDULE I

TO PRICING AGREEMENT

Underwriter	Principal Amount of 3.95% Senior Notes due 2020 to be Purchased
Barclays Capital Inc.	$150,000,000
RBS Securities Inc.	150,000,000
UBS Securities LLC	150,000,000
Banc of America Securities LLC	33,750,000
Citigroup Global Markets Inc.	33,750,000
Credit Suisse Securities (USA) LLC	33,750,000
Goldman, Sachs & Co.	33,750,000
J.P. Morgan Securities Inc.	33,750,000
Morgan Stanley & Co. Incorporated	33,750,000
U.S. Bancorp Investments, Inc.	33,750,000
Wells Fargo Securities, LLC	33,750,000
BNY Mellon Capital Markets, LLC	6,000,000
Fifth Third Securities, Inc.	6,000,000
Mitsubishi UFJ Securities (USA), Inc.	6,000,000
PNC Capital Markets LLC	6,000,000
SunTrust Robinson Humphrey, Inc.	6,000,000
Total	$750,000,000

SCHEDULE II
TO PRICING AGREEMENT

TITLE OF DESIGNATED SECURITIES:

3.95% Senior Notes due September 1, 2020 (hereinafter referred to as the “Notes”)

AGGREGATE PRINCIPAL AMOUNT:

$750,000,000

PRICE TO PUBLIC:

98.859% of the principal amount of the Notes, plus accrued interest, if any, from August 27, 2010.

PURCHASE PRICE BY UNDERWRITERS:

98.209% of the principal amount of the Notes, plus accrued interest, if any, from August 27, 2010.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately Available Funds

INDENTURE:

Senior Indenture dated as of March 2, 2001, between the Company, and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as Trustee.

MATURITY:

September 1, 2020

INTEREST RATE:

3.95% per annum

INTEREST PAYMENT DATES:

Each March 1 and September 1, beginning March 1, 2011.  In any case where any interest payment date is not a Business Day, then payment of interest may be made on the next succeeding Business Day without any additional amount being payable in respect of any delay.

REDEMPTION PROVISIONS:

Optional Redemption

The Notes will be redeemable at any time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for any portion of the Notes,

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•
if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an “Independent Investment Banker” as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for any Notes, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of Barclays Capital Inc., RBS Securities Inc. and UBS Securities LLC.  If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Notes or portions of the Notes called for redemption on and after the redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in full, as described under “Optional Redemption” above, the Company will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000) of such holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”).Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no less than 30 days and no more than 60 days from the date such notice is mailed, pursuant to the procedures required by the Notes and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts.

The Company will not be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases on the applicable date all Notes properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes and the Senior Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes unless the Company promptly makes an offer to repurchase the Notes at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the principal amount of Notes or portions of Notes being purchased.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors of the Company at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under any successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, that the Company selects (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

SINKING FUND PROVISIONS:

No sinking fund provisions

TIME OF DELIVERY:

9:00 a.m. Eastern time on August 27, 2010

CLOSING LOCATION:

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004

NAMES AND ADDRESSES OF REPRESENTATIVES:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

RBS Securities Inc..
600 Washington Blvd
Stamford, Connecticut 06901

UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901

SCHEDULE III
TO PRICING AGREEMENT

Specify Time of Sale and Time of Sale Information

Time of Sale

3:06 p.m. on August 24, 2010

Time of Sale Information

Preliminary Prospectus dated August 24, 2010

Free Writing Prospectus dated August 24, 2010

SCHEDULE IV
TO PRICING AGREEMENT

Term Sheet for Designated Securities

$750,000,000 3.95% Senior Notes due September 1, 2020

Issuer:	Aetna Inc.
[intentionally omitted]
Note Type:	Senior Notes
Legal Format:	SEC Registered
Principal Amount:	$750,000,000
Trade Date:	August 24, 2010
Settlement Date (T+3 days):	August 27, 2010
Maturity Date:	September 1, 2020
Coupon:	3.950%
Interest Payment Frequency:	Semi-annual
Interest Payment Dates:	March 1 and September 1
First Pay Date:	March 1, 2011
Day Count:	30/360
Pricing Benchmark:	2.625% due August 2020
Benchmark Spot:	101-6
Benchmark Yield:	2.490%
Reoffer Spread to Benchmark:	+160 bps
Reoffer Yield:	4.090%
Price to Public / Reoffer Price:	98.859%
Underwriting Fees:	0.65%
Use of Proceeds:	Net proceeds will be used for general corporate purposes, including the repayment of the Issuer’s short-term or long-term debt.
Optional Redemption:	At any time, at the greater of 100% of the principal amount of the notes or at a make-whole using a discount rate of Treasury plus 25 basis points.
Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Barclays Capital Inc. RBS Securities Inc. UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.
CUSIP Number:	00817Y AH1
ISIN Number:	US00817YAH18

Aetna Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Aetna Inc. has filed with the SEC for more complete information about Aetna Inc. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Barclays Capital Inc. by calling (888) 603-5847, RBS Securities Inc. by calling (866) 884-2071 or UBS Securities LLC by calling (877) 827-6444, ext. 561 3884.

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